                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 APRIL 28, 1999

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)


                              MARKETWATCH.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                   000-25113            94-3315360
--------------------------------------------------------------------------------
  (STATE OR OTHER JURISDICTION OF       (COMMISSION        (I.R.S. EMPLOYER
           INCORPORATION)               FILE NUMBER)      IDENTIFICATION NO.)


                               825 BATTERY STREET,
                             SAN FRANCISCO, CA 94111
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                 (415) 733-0500
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 7   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         The undersigned registrant hereby amends its Form 8-K dated April 28, 1999 by adding Items 7(a) and 7(b).

         (a) Financial Statements of the Business Acquired





                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
BigCharts Inc.:


We have audited the accompanying balance sheets of BigCharts Inc. (formerly Concerto Technologies, Inc.) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BigCharts Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ KPMG LLP

March 5, 1999
Minneapolis, Minnesota

                                 BIGCHARTS INC.

                                 Balance Sheets



                                                                                                    DECEMBER 31,
                                                                              MARCH 31,      ---------------------------
                                ASSETS                                          1999            1998            1997
                                                                             -----------     -----------     -----------
                                                                             (unaudited)
Current assets:
    Cash and cash equivalents                                                $   212,984     $   356,010     $    54,816
    Accounts receivable                                                          490,934         399,835          78,034
    Prepaid expenses                                                              48,222          12,275              --
                                                                             -----------     -----------     -----------
             Total current assets                                                752,140         768,120         132,850

Property and equipment:
    Computer equipment                                                         1,002,915         726,173         276,227
    Furniture and fixtures                                                       124,017          91,424          35,857
    Office equipment                                                              43,890          41,261              --
    Leasehold improvements                                                        87,467          79,956              --
    Less accumulated depreciation and amortization                              (305,069)       (226,561)       (151,010)
                                                                             -----------     -----------     -----------
             Net property and equipment                                          953,220         712,253         161,074
Other assets                                                                       3,993           3,993           9,461
                                                                             -----------     -----------     -----------
             Total assets                                                    $ 1,709,353     $ 1,484,366     $   303,385
                                                                             ===========     ===========     ===========


           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Notes payable                                                            $        --     $        --     $   137,070
    Capital lease obligations--current                                             7,884           7,884              --
    Accounts payable                                                              46,232          88,697          40,986
    Accrued expenses                                                              58,553          54,357          26,839
    Accrued compensation                                                              --          23,979              --
    Unearned revenue                                                             181,495         135,000         117,500
                                                                             -----------     -----------     -----------
             Total current liabilities                                           294,164         309,917         322,395

Long-term debt                                                                    96,000          96,000          96,000
Capital lease obligations, less current installments                              11,169          13,140              --
                                                                             -----------     -----------     -----------
             Total liabilities                                                   401,333         419,057         418,395

Commitments and contingencies (notes 5 and 12)
Shareholders' equity (deficit):
    Common stock, par value $.01 per share, authorized 10,000,000 shares;
      issued and outstanding 4,146,378 shares at March 31, 1999 (unaudited),
      and 3,986,596 and 3,093,700 shares at December 31, 1998 and 1997            41,464          39,866          30,937
    Additional paid-in capital                                                 2,791,177       2,734,925       1,417,513
    Accumulated deficit                                                       (1,524,621)     (1,709,482)     (1,563,460)
                                                                             -----------     -----------     -----------
             Total shareholders' equity (deficit)                              1,308,020       1,065,309        (115,010)
                                                                             -----------     -----------     -----------
             Total liabilities and shareholders' equity (deficit)            $ 1,709,353     $ 1,484,366     $   303,385
                                                                             ===========     ===========     ===========


The accompanying notes are an integral part of the financial statements.

                                 BIGCHARTS INC.

                            Statements of Operations


                                                     THREE MONTHS ENDED
                                                         MARCH 31,                    YEAR ENDED DECEMBER 31,
                                               -----------------------------       -----------------------------
                                                  1999              1998              1998              1997
                                               -----------       -----------       -----------       -----------
                                               (unaudited)       (unaudited)
Revenues:
    Advertising                                $   285,120       $   168,425       $ 1,055,364       $   177,830
    License                                        725,526           103,019         1,003,556            64,500
                                               -----------       -----------       -----------       -----------
       Total revenues                            1,010,646           271,444         2,058,920           242,330

Operating expenses:
    Web site operating costs                       282,490           106,973           740,467           413,800
    Research and development                       214,790            50,423           435,523           101,146
    Sales and marketing                            146,106            59,108           452,397            93,876
    General and administrative                     178,398           144,649           538,420           356,543
                                               -----------       -----------       -----------       -----------
       Total operating expenses                    821,784           361,153         2,166,807           965,365
                                               -----------       -----------       -----------       -----------
       Income (loss) from operations               188,862           (89,709)         (107,887)         (723,035)

Other expense (income):
    Interest income                                     --                --           (22,914)               --
    Interest expense                                 4,001             2,229            59,940            26,201
    Loss on disposal of equipment                       --                --             1,109               151
                                               -----------       -----------       -----------       -----------
       Total other expense (income), net             4,001             2,229            38,135            26,352
                                               -----------       -----------       -----------       -----------
       Net income (loss)                       $   184,861       $   (91,938)      $  (146,022)      $  (749,387)
                                               ===========       ===========       ===========       ===========


    The accompanying notes are an integral part of the financial statements.

                                 BIGCHARTS INC.

                  Statements of Shareholders' Equity (Deficit)


                                                    COMMON STOCK          ADDITIONAL       STOCK
                                             ------------------------       PAID-IN    SUBSCRIPTIONS   ACCUMULATED
                                               SHARES        AMOUNT         CAPITAL      RECEIVABLE       DEFICIT         TOTAL
                                             ---------     ----------      ---------     ----------     ----------      ---------
Balance, December 31, 1996                   2,144,950     $   21,450      $ 889,978     $ (149,995)    $ (814,073)     $ (52,640)
    Payment received on stock
      subscriptions                                 --             --             --         50,000             --         50,000
    Cancelation of stock subscriptions         (75,000)          (750)       (99,245)        99,995             --             --
    Issuance of common stock--private
      placements                               900,000          9,000        491,000             --             --        500,000
    Issuance of common stock--services          10,000            100          4,900             --             --          5,000
    Issuance of warrants--services                  --             --          3,337             --             --          3,337
    Issuance of common stock--purchase
      of equipment                              50,000            500         24,500             --             --         25,000
    Issuance of common stock--warrant
      exercise                                  63,750            637           (637)            --             --             --
    Issuance of warrants--line of credit            --             --        103,680             --             --        103,680
    Net loss                                        --             --             --             --       (749,387)      (749,387)
                                             ---------     ----------      ---------     ----------     ----------      ---------
Balance, December 31, 1997                   3,093,700         30,937      1,417,513             --     (1,563,460)      (115,010)

    Cancelation of warrants                         --             --         (3,337)            --             --         (3,337)
    Issuance of common stock--private
      placements, net of issuance costs        595,238          5,952      1,234,779             --             --      1,240,731
    Issuance of common stock--option
      exercise                                  15,100            151          7,399             --             --          7,550
    Issuance of common stock--warrant
      exercise                                 282,560          2,826         67,814             --             --         70,640
    Issuance of warrants--line of credit            --             --         10,757             --             --         10,757
    Net loss                                        --             --             --             --       (146,022)      (146,022)
                                             ---------     ----------      ---------     ----------     ----------      ---------
Balance, December 31, 1998                   3,986,598         39,866      2,734,925             --     (1,709,482)     1,065,309

    Issuance of common stock -- option
      exercise (unaudited)                     157,280          1,573         55,027             --             --         56,600
    Issuance of common stock -- warrant
      exercise (unaudited)                       2,500             25          1,225             --             --          1,250
    Net income (unaudited)                                                                                 184,861        184,861
                                             ---------     ----------      ---------     ----------     ----------      ---------
Balance, March 31, 1999 (unaudited)          4,146,378     $   41,464     $2,791,177     $       --    $(1,524,621)    $1,308,020
                                            ==========     ==========     ==========     ==========     ==========     ==========


    The accompanying notes are an integral part of the financial statements.

                                 BIGCHARTS INC.

                            Statements of Cash Flows


                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,                YEAR ENDED DECEMBER 31,
                                                                 ---------------------------     ---------------------------
                                                                    1999            1998             1998            1997
                                                                 -----------     -----------     -----------     -----------
                                                                 (unaudited)     (unaudited)
Cash flows from operating activities:
    Net income (loss)                                            $   184,861     $   (91,938)    $  (146,022)    $  (749,387)
    Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
       Depreciation and amortization                                  78,509          20,361         161,077         170,001
       Amortization of deferred debt costs                                --              --          46,397              --
       Note payable issued for legal fees                                 --              --              --          25,000
       Warrants and stock issued for services                             --              --              --           5,000
       Loss on disposal of equipment                                      --              64           1,109             151
       Changes in operating assets and liabilities:
         Accounts receivable                                         (91,098)        (68,646)       (321,801)        (78,034)
         Prepaid expenses                                            (35,947)         (7,159)        (12,275)             --
         Other assets                                                     --          26,730           5,468           3,187
         Accounts payable                                            (42,465)        (11,866)         44,374          44,323
         Accrued expenses                                            (19,785)             --          27,518           8,239
         Accrued compensation                                             --              --          23,979              --
         Unearned revenue                                             46,495          29,625          17,500         117,500
                                                                 -----------     -----------     -----------     -----------
                    Net cash provided by (used in)
                       operating activities                          120,570        (102,829)       (152,676)       (454,020)
                                                                 -----------     -----------     -----------     -----------

Cash flows from investing activities:
    Purchases of property and equipment                             (319,475)        (77,406)       (692,053)        (75,803)
    Proceeds from sale of equipment                                       --           1,550           2,340              --
                                                                 -----------     -----------     -----------     -----------
                    Net cash used in investing activities           (319,475)        (75,856)       (689,713)        (75,803)
                                                                 -----------     -----------     -----------     -----------

Cash flow from financing activities:
    Proceeds from issuance of common stock                            57,850       1,241,663       1,318,921         550,000
    Repayments of notes payable                                           --         (66,750)       (392,710)       (159,250)
    Proceeds from issuance of notes payable                               --              --         220,000         179,960
    Payments on capital leases                                        (1,971)             --          (2,628)             --
                                                                 -----------     -----------     -----------     -----------
                    Net cash provided by financing activities         55,879       1,174,913       1,143,583         570,710
                                                                 -----------     -----------     -----------     -----------
                    Net change in cash and cash equivalents         (143,026)        996,228         301,194          40,887

Cash and cash equivalents at beginning of the period                 356,010          54,816          54,816          13,929
                                                                 -----------     -----------     -----------     -----------
Cash and cash equivalents at end of the period                   $   212,984     $ 1,051,044     $   356,010     $    54,816
                                                                 ===========     ===========     ===========     ===========

The accompanying notes are an integral part of the financial statements.

                                BIGCHARTS, INC.
                         NOTES TO FINANCIAL STATEMENTS


(1)     DESCRIPTION OF BUSINESS

        BigCharts Inc. (the Company) designs, produces, and markets industry leading Web-based investment content and tools serving the needs of self-directed institutional and private investors. The Company was incorporated on July 24, 1994 in the state of Minnesota as Concerto Technologies, Inc. The Company changed its name to BigCharts Inc. in 1998. The Company's web site, named BigCharts.com, went on-line in May 1997.

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)   USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

        (b)   REVENUE RECOGNITION

              The Company recognizes revenue from on-line advertising and content licensing. On-line advertising revenues are generated from banner advertisements and sponsorships on the Company's web site. Advertising revenue is recognized based on the number of advertisements delivered each month, and sponsorship revenue is pro-rated on a monthly basis over the term of the sponsorship. The Company has a contract with a single agent in which the agent sells and delivers advertisements, collects the revenue and, after taking an agency commission, remits the balance to the Company. Content licensing revenues consist of fixed monthly amounts that are recognized ratably over the terms of the licensing agreements or amounts based on the number of subscribers that use the service each month. Payments received in advance of providing the services are deferred until the period such services are provided.

        (c)   RESEARCH AND DEVELOPMENT

              Expenditures for research and product development costs are expensed as incurred.

        (d)   CASH AND CASH EQUIVALENTS

              The Company considers investments in highly-liquid debt securities having an initial maturity of three months or less to be cash equivalents.

        (e)   PROPERTY AND EQUIPMENT

              Property and equipment are recorded at cost. Depreciation is provided using straight-line method over their estimated useful lives: computer equipment, 3 years; furniture, fixtures, and office equipment, 5-10 years. Leasehold improvements are depreciated on a straight-line basis over the life of the lease.

         (f)  INCOME TAXES

              The Company accounts for income taxes under the assets and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.

         (g)  STOCK COMPENSATION PLANS

              The Company accounts for its stock-based compensation awards in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and provides the footnote disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No. 123).

        (h)   RECLASSIFICATION

              Certain prior year amounts have been reclassified to conform to the current year presentation.

        (i)   INTERIM FINANCIAL DATA




                                       11                            (Continued)

                  The accompanying financial statements as of March 31, 1999 and for the three months then ended March 31, 1999 and 1998 are unaudited. In the opinion of management, these interim statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the financial statements for these periods are also unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected in future periods.

(3)     LIQUIDITY

        On March 6, 1998, the Company raised $1,240,731, net of offering costs, through the issuance of 595,238 shares of common stock ($2.10 per share). On March 5, 1999, the Company obtained a $500,000 line of credit with a bank (see note 4).

        Management plans to continue to increase sales and improve operating results through additional on-line advertising, and content licensing contracts. Management believes that funds remaining from the private placement referred to above, funds generated from operations, and funds available under the line of credit will be sufficient to cover cash needs through December 31, 1999. In the event sales do not materialize at the expected rates, management would seek additional financing or would conserve cash by reducing administrative, operating, and sales and marketing expenses.

(4)     DEBT OBLIGATIONS

        Debt outstanding at December 31, 1997:

                                                                                 1997
                                                                               ---------
             0.00% note payable to Company's president, due March 1998         $  18,000
             4.00% note payable to third party, no stated due date                20,000
             10.00% note payable to third party, due January 1998                 10,000
             18.00% note payable to third party, due June 1998                    18,750
             8.50% line of credit payable to bank, due on demand                 105,960
                                                                               ---------
                                                                                 172,710
             Less deferred debt issuance costs                                    35,640
                                                                               ---------
                                                                               $ 137,070
                                                                               =========


        In April 1997, the Company obtained a revolving line of credit totaling $125,000. The line of credit was guaranteed by three individuals, one of which is a board member. As consideration for the guarantees, four warrants to purchase common stock with an exercise price of $.25 per share were issued to each guarantor per dollar drawn by the Company on the credit facility up to a maximum of 167,000 warrants to each of the guarantors (note 7). The $105,960 outstanding on the line of credit as of December 31, 1997 was paid in full in April 1998. As a result, the value of the warrants which had been capitalized was expensed.

        Long-term debt at December 31, 1998 and 1997 consists of 9.75% debentures, due August 2003 in the amount of $96,000.

        Cash payments for interest expense in 1998 and 1997 totaled $13,147 and $18,015, respectively.

        On March 5, 1999 the Company obtained a line of credit with a bank that expires on March 5, 2000. The line of credit provides for borrowings up to $500,000. Borrowings under this agreement are secured by substantially all Company assets and accrue interest at the prime rate plus 1%. The line of credit contains certain covenants, including maintaining a minimum tangible net worth.




                                       12                            (Continued)

(5)     LEASES

        The Company leases office space and certain equipment under noncancelable operating leases. Future rental payments due under these leases are approximately $143,000, $116,000, $116,000, $114,000 and
        $48,000 in the years ending December 31, 1999, 2000, 2001, 2002, and
        2003, respectively.

        Total rental expense was approximately $100,000 and $38,000 for the years ended December 31, 1998 and 1997.

        The Company also has financed the acquisition of certain fixed assets through capital leases. The following is a schedule of future minimum lease payments together with a present value of the net minimum lease payments as of December 31, 1998:

             1999                                                      $  9,024
             2000                                                         9,024
             2001                                                         6,016
                                                                       --------
                       Total minimum lease payments                      24,064

             Less amount representing interest (9.5%)                    (3,040)
                                                                       --------
                       Present value of net minimum
                          lease payments                                 21,024

             Less current maturities                                     (7,884)
                                                                       --------
                       Obligations under capital lease,
                          excluding current installments               $ 13,140
                                                                       ========



  (6)   INCOME TAXES

        The Company has incurred net operating losses since inception. Accordingly, the Company has not reflected any benefit of such net operating loss carryforwards in the accompanying consolidated financial statements.

        As of December 31, 1998, the Company has U.S. tax net operating loss carryforwards of approximately $1,624,000, which will be available to offset earnings during the carryforward period. If not used, these carryforwards begin to expire in 2012. In addition, changes in ownership could put limitations on the availability of the net operating loss carryforward.

  (7)   SHAREHOLDERS' EQUITY

        On March 6, 1998, the Company raised $1,240,731, net of offering costs, through the issuance of 595,238 shares of common stock ($2.10 per share).

        During the year ended December 31, 1997, the Company had two private offerings of its common stock. The Company received $400,000 in exchange for 800,000 shares of common stock ($0.50 per share) from the first private offering and $100,000 in exchange for 100,000 shares of common stock ($1.00 per share) from the second private offering. The above amounts include shares sold to directors of the Company of 400,000 shares and 100,000 shares, respectively.




                                       13                            (Continued)

  (8)   STOCK WARRANTS

        As of December 31, 1998 and 1997, the Company has the following warrants outstanding:

                                                     NUMBER OF        EXERCISE
                                                      WARRANTS         PRICE        EXPIRATION DATE
                                                     ---------        --------      ---------------
                    Notes payable--1996                 13,640          $ .50       December 2001
                    Line of credit--1997               384,000            .25       April 2007
                    Payment of services--1997            3,337            .25       April 2007
                                                       -------
                    December 31, 1997                  400,977

                    Line of credit--1998                39,840            .25       April 2008
                    Cancelled                           (3,337)           .25
                    Exercised                         (282,560)           .25
                                                       -------
                    December 31, 1998                  154,920
                                                       =======

         The warrant holders may exercise the outstanding warrants at any time up to the expiration date.

(9)STOCK OPTIONS

        The Company has a stock option plan (the Plan) which permits the granting of stock options, including incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, nonqualified stock options and restricted stock. The exercise price for options granted under the Plan may not be less than 100% of the fair market value on the date of the grant (110% for a shareowner holding 10% or more the outstanding common stock).

        The Company has reserved 1,500,000 shares of common stock for issuance under the Plan. Options issued become exercisable over varying periods as provided in the individual plan agreements.

        Presented below is a summary of the status of Company stock options held:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                                SHARES      EXERCISE PRICE
                                                              ---------     --------------
                       Outstanding at December 31, 1996         355,200         $ 1.33

                           Granted                            1,169,500            .72
                           Exercised                                 --             --
                           Cancelled                           (602,200)          1.11
                                                              ---------         ------

                       Outstanding at December 31, 1997         922,500            .70

                           Granted                              385,170           2.41
                           Exercised                            (15,100)           .50
                           Cancelled                           (127,000)          2.08
                                                              ---------         ------

                       Outstanding at December 31, 1998       1,165,570         $ 1.11
                                                              =========         ======
                       Exercisable at December 31, 1998         724,434         $  .93
                                                              =========         ======

        The following table summarizes information about stock options outstanding at December 31, 1998:




                                       14                            (Continued)


                                                     WEIGHTED-
                                                     AVERAGE       WEIGHTED-                          WEIGHTED-
               RANGE OF                             REMAINING       AVERAGE                           AVERAGE
               EXERCISE             NUMBER         CONTRACTUAL      EXERCISE           NUMBER         EXERCISE
                PRICES           OUTSTANDING           LIFE           PRICE         EXERCISABLE        PRICE
          -------------          -----------       -----------     ----------       -----------       ---------
          $                        638,400             6.00          $ .50            442,000          $ .50
               .50
              1.20-1.33            225,000             2.71           1.30            205,000           1.30
              1.50-4.00            302,170             8.92           2.27             77,434           2.43
                                 ---------                                            -------
                                 1,165,570                                            724,434
                                 =========                                            =======

        The Company applies APB No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in the accompanying statement of operations. Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss for the years ended December 31, 1998 and 1997 would have been increased to $(223,163) and $(790,433), respectively.

        The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented because compensation cost is reflected over the options' vesting period.

        The weighted average fair value of Company stock options granted during the year ended December 31, 1998 and 1997 is estimated as $.66 and $.14, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: volatility of 0%, risk-free interest rate of 6.5%, and an expected life of 5 years.

(10)    PENSION PLAN

        The Company has a defined contribution retirement plan that covers all eligible employees. No employer contributions have been made for the years ended December 31, 1998 and 1997.

(11)    SIGNIFICANT CUSTOMERS

        The Company has relied on a limited number of customers for a substantial portion of its total revenues. The Company's advertising revenue is provided by its advertising agent [see note 2(b)] and 55% and 100% of the accounts receivable balance at December 31, 1998 and 1997, respectively, relates to this agent. In addition, 42% of the Company's licensing revenue is provided by one customer for the year ended December 31, 1998 (13% of the accounts receivable balance at December 31, 1998).

(12)    CONTINGENCIES

        The Company is exposed to a number of asserted and unasserted claims encountered in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

(13)    NONCASH FINANCING AND INVESTING ACTIVITIES

        During 1998, the Company entered into a capital lease for financing purchases of equipment of $23,652.

        During 1997, the Company purchased equipment with a fair market value of $25,000 through the issuance of 50,000 shares of common stock.

(14)    SUBSEQUENT EVENT (UNAUDITED)

        On June 9, 1999 the Company was acquired by MarketWatch.com, Inc. for approximately $110.9 million in MarketWatch common stock, $38.6 million in MarketWatch.com stock options and $6 million in cash.


                                       15                            (Continued)

(b)      PRO FORMA FINANCIAL INFORMATION

         Effective June 9, 1999, MarketWatch.com, Inc. ("MarketWatch" or the "Company"), a Delaware corporation, completed its acquisition of substantially all of the assets of BigCharts.com, Inc. ("BigCharts"), a Minnesota corporation for $6.0 million in cash, $110.9 million worth of MarketWatch Common Stock, and $38.6 million worth of MarketWatch stock options. The transaction was accounted for using the purchase method; accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their fair market values at the date of acquisition.

         The following unaudited pro forma combined condensed financial statements give effect to the acquisition accounted for as a purchase. The unaudited pro forma combined condensed balance sheet and pro forma combined condensed statements of operations are not necessarily indicative of the operating results that would have been achieved if the transaction had occurred on the date indicated and should not be construed as representative of future operations. The historical financial statements of BigCharts are included elsewhere in the filing and the unaudited pro forma financial statements presented herein should be read in conjunction with those financial statements and related notes.

































                                       16                            (Continued)

                              MarketWatch.com, Inc.
              Unaudited Pro Forma Combined Condensed Balance Sheet
                                 March 31, 1999
                                 (in thousands)


                                                                                      Pro Forma
                                                                            -----------------------------
                                          MarketWatch     BigCharts         Adjustments         Combined
                                          -----------     ---------         -----------         ---------
ASSETS
Current Assets:
   Cash and cash equivalents               $  42,323      $     213          $  (6,000)(a)      $  36,536
   Accounts receivable, net                    1,752            491                 --              2,243
   Other current assets                          410             48                 --                458
                                           ---------      ---------          ---------          ---------
           Total current assets               44,485            752             (6,000)            39,237

Property and equipment, net                    1,150            953                 --              2,103
Other assets                                      19              4                 --                 23
Intangible assets                                 --             --              3,600 (c)          3,600
Goodwill                                          --             --            153,589 (d)        153,589
                                           ---------      ---------          ---------          ---------
                                           $  45,654      $   1,709          $ 151,189          $ 198,552
                                           =========      =========          =========          =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
    Accounts payable                       $   2,885      $      54          $      --          $   2,938
    Accrued liabilities                          849             59              1,666 (e)          2,574
    Deferred revenue                              16            181                 --                198
                                           ---------      ---------          ---------          ---------
            Total current liabilities          3,750            294              1,666              5,710
                                           ---------      ---------          ---------          ---------
 Long-term obligations                            --            107                 --                107
 Deferred tax liability                           --             --              1,520 (g)          1,520

 Stockholders' equity                         41,904          1,308            149,511 (a)
                                                                                (1,308)(b)
                                                                                  (200)(f)        191,215
                                           ---------      ---------          ---------          ---------
                                           $  45,654      $   1,709          $ 151,189          $ 198,552
                                           =========      =========          =========          =========


             See accompanying notes to Unaudited Pro Forma Combined
                         Condensed Financial Statements




                                       17                            (Continued)

                              MarketWatch.com, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                          Year Ended December 31, 1998
                      (in thousands, except per share data)



                                                                                                    Pro Forma
                                                                                         ----------------------------
                                                           MarketWatch     BigCharts     Adjustments         Combined
                                                           -----------     ---------     -----------         --------
Revenues                                                     $  7,027       $  2,059       $     --          $  9,086
Cost of revenues                                                2,837            108          1,000(a)          3,945
                                                             --------       --------       --------          --------
Gross profit                                                    4,190          1,951         (1,000)            5,141
                                                             --------       --------       --------          --------
Operating expenses:
     Sales and marketing                                       11,547            452             --            11,999
     Product development                                        1,468          1,068             --             2,536
     General and administrative                                 3,429            539             --             3,968
     Amortization of goodwill/intangibles                          --             --         52,242(a)         52,242
                                                             --------       --------       --------          --------
           Total operating expenses                            16,444          2,059         52,242            70,745
                                                             --------       --------       --------          --------
Loss from operations                                          (12,254)          (108)       (53,242)          (65,604)
Interest and other income (expense), net                         (159)           (38)            --              (197)
                                                             --------       --------       --------          --------
Loss before income tax benefit                                (12,413)          (146)       (53,242)          (65,801)
Income tax benefit                                                 --             --            629(c)            629
                                                             --------       --------       --------          --------
Net loss                                                     $(12,413)      $   (146)      $(52,613)         $(65,172)
                                                             ========       ========       ========          ========
Basic and diluted loss per share                             $  (1.38)                                       $  (6.16)
                                                             ========                                        ========
Shares used to compute basic and diluted loss per share         9,000                         1,589(b)         10,589
                                                             ========                      ========          ========


             See accompanying notes to Unaudited Pro Forma Combined
                         Condensed Financial Statements




                                       18                            (Continued)

                             MarketWatch.com, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                       Three Months Ended March 31, 1999
                     (in thousands, except per share data)



                                                                                                  Pro Forma
                                                                                         ----------------------------
                                                           MarketWatch     BigCharts     Adjustments         Combined
                                                             --------       --------       --------          --------
Revenues                                                     $  3,147       $  1,012       $     --          $  4,159
Cost of revenues                                                1,201             42            250 (a)         1,493
                                                             --------       --------       --------          --------
Gross profit                                                    1,946            970           (250)            2,666
                                                             --------       --------       --------          --------

Operating expenses:
       Sales and marketing                                      6,221            146             --             6,367
       Product development                                        627            455             --             1,082
       General and administrative                               1,550            179             --             1,729
       Amortization of goodwill/intangibles                        --             --         13,061 (a)        13,061
                                                             --------       --------       --------          --------
             Total operating expenses                           8,398            780         13,061            22,239
                                                             --------       --------       --------          --------

Income (loss) from operations                                  (6,452)           190        (13,311)          (19,573)

Interest and other income (expense), net                          383             (4)            --               379
                                                             --------       --------       --------          --------
Income (loss) before income tax benefit                        (6,069)           186        (13,311)          (19,194)
Income tax benefit                                                 --             --            157 (c)           157
                                                             --------       --------       --------          --------
Net income (loss)                                            $ (6,069)      $    186       $(13,154)         $(19,037)
                                                             ========       ========       ========          ========
Basic and diluted loss per share                             $  (0.52)                                       $  (1.44)
                                                             ========                                        ========

Shares used to compute basic and diluted loss per share        11,635                         1,589(b)         13,224
                                                             ========                      ========          ========


             See accompanying notes to Unaudited Pro Forma Combined
                         Condensed Financial Statements



                                       19                            (Continued)

NOTE 1 - BASIS OF PRESENTATION

         The unaudited pro forma combined condensed balance sheet has been prepared to reflect the acquisition of BigCharts by MarketWatch as if the acquisition had occurred on March 31, 1999.

         The unaudited pro forma combined condensed statements of operations are based on the individual statements of operations of MarketWatch and BigCharts and combines the results of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 as if the acquisition occurred on January 1, 1998. The Company has not included a $200,000 charge for the write off of acquired in-process technology in the pro forma combined condensed statements of operations due to its non-recurring nature.

         There were no material differences in the accounting policies of MarketWatch and BigCharts for the periods presented.

NOTE 2 - PURCHASE ACCOUNTING

         In connection with the acquisitions MarketWatch issued a total of 1,589,138 shares of Common Stock, 585,824 stock options and $6.0 million in cash. The fair market value of a share of Common Stock used to determine the purchase price was $69.78 based on the Company's stock price immediately prior to and after the date the terms of the acquisition were agreed to by both parties. The weighted average fair value of the stock options issued was $65.94 and was determined using a Black-Scholes option pricing model with the following assumptions; risk-free interest rate of 5.36%, expected life of 4 years, dividend yield of 0% and volatility of 85%. In addition, MarketWatch anticipates incurring acquisition costs of $1.6 million. The total purchase price of $157.2 million was allocated to the fair value of the assets acquired and liabilities assumed, identified intangible assets and goodwill as follows:

                                                 Allocation       Expected Life
                                               -------------      -------------
                  Tangible assets               $  1,709,000               --
                  Liabilities assumed             (1,921,000)              --
                  Intangible assets:
                    Existing technology            2,000,000        2.0 years
                    In-process technology            200,000               --
                    Trademark                        500,000        3.5 years
                    Customer contacts                300,000        1.5 years
                    Workforce                        800,000        3.5 years
                  Goodwill                       153,589,000        3.0 years
                                                ------------
                  Total purchase price          $157,177,000
                                                ============


         The Company assigned a value of $3.8 million to the intangible assets pursuant to a valuation by an independent appraiser. Identified intangible assets were as follows:

1. Existing technology consisted of the software design of the BigCharts.com web site, all software related to the charting and other financial tools, the database systems and hardware integration necessary to support both the web site and the servicing of charts to third-party web sites.

2. In-process technology consisted of technologies that have not reached technological feasibility. BigCharts has spent approximately $260,000 in the development of the in-process technology and estimates that an additional $100,000 will be required for completion.

3.       Trademarks consisted of the BigCharts(R) trademark and URL.

4. Customer contracts consisted of contracts with leading electronic trading and financial news sites including seven of the top ten electronic trading companies. Contracts typically range from 12 to 24 months in duration.




                                       20                            (Continued)

5. In-place workforce consisted of the current employees' knowledge base and expertise and the resources that would be required to recreate those assets.

     The valuation of the technology was prepared using the income approach. The valuation contemplated that annual revenue from the licensing of existing technology would range from $5.4 million to $11.1 million and that annual revenue from the licensing of in-process technology would range from $732,000 to $2.2 million for years 1999 through 2002. The Company based revenue increases on BigCharts' historical rate of growth adjusted to reflect the expected growth of the Internet. Annual operating cost as a percentage of revenue ranged from 87% to 82% for the years 1999 through 2002 based on BigCharts' normal operating margin. Operating cash flows were reduced by an expected effective tax rate of 40% and net cash flows were discounted using a discount rate of 25% for existing technology and 30% for in-process technology. The discount rate was based on the weighted average cost of capital taking into consideration the risks associated with BigCharts' products and business model as well as the risk associated with the overall business and industry.

     The valuation of the trademark and customer contracts was prepared using the relief from royalty approach. The valuation contemplated that total annual revenue attributable to trademarks would range from $6.5 million to $80.0 million and that total annual license revenue attributable to customer contracts would range from $3.2 million to $50.0 million for years 1999 through 2002. Cash flows assumed a trademark and customer royalty rate of 1.0% and 5.0%, respectively, and were reduced by an expected effective tax rate of 40%. Net cash flows were discounted using a discount rate of 25% based on the weighted average cost of capital taking into consideration the risks associated with BigCharts' products and business model as well as the risk associated with the overall business and industry.

     The valuation of the in-place workforce was prepared using the cost approach. The cost approach was based on the cost to recruit and train BigCharts' in-place work force and assumed a recruiting cost and overhead rate of 25% and 50%, respectively, of base salary and an average training period of one month.

NOTE 3 - PRO FORMA ADJUSTMENTS

          The following adjustments were applied to the historical statements of operations to arrive at the pro forma combined condensed combined statements of operations:

(a) Amortization of goodwill and intangible assets on a straight-line basis over the expected life.

(b)      Issuance of Common Stock in Purchase Acquisition.

(c) Recognition of a deferred tax benefit related to the amortization of the purchased intangible assets.

         The following adjustments were applied to the historical balance sheet to arrive at the pro forma combined condensed balance sheet:

(a)      Issuance of Common Stock, stock options and cash by MarketWatch.

(b)      Elimination of the stockholders' equity accounts of BigCharts.

(c)      Allocation of purchase price to identified intangible assets.

(d) Excess of purchase price over the fair value of net assets identified and intangible assets acquired (goodwill).

(e)      Costs incurred related to the acquisition.

(f)      Write off of purchased in-process technology.

(g) Recognition of a deferred tax liability related to the intangible assets purchased.



                                       21                            (Continued)

(c)   Exhibits

     EXHIBIT
     NUMBER      DESCRIPTION
     -------     -----------
      2.1        Agreement and Plan of Reorganization, dated as of April 28,
                 1999, by and among the Company, Big Dog Acquisition Corp.,
                 Big Charts Inc., Philip D. Hotchkiss, Verticality BigCharts
                 Investment, LLC, Wyncrest Capital, Inc., David C. Malmberg,
                 Jamie Thingelstad, Scott Kinney, Ronny Apfel, Sholem
                 Greenbaum and Hadar Pedhazur.

                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                        MARKETWATCH.COM, INC.




Date:  July 9, 1999                     /s/ J. Peter Bardwick
                                        ---------------------------------------
                                        J. Peter Bardwick
                                        Chief Financial Officer and  Secretary

                                  EXHIBIT INDEX



EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
 2.1        Agreement and Plan of Reorganization, dated as of April 28,
            1999, by and among the Company, Big Dog Acquisition Corp.,
            Big Charts Inc., Philip D. Hotchkiss, Verticality BigCharts
            Investment, LLC, Wyncrest Capital, Inc., David C. Malmberg,
            Jamie Thingelstad, Scott Kinney, Ronny Apfel, Sholem
            Greenbaum and Hadar Pedhazur.